Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference/inclusion in this Offering Statement on the Form 1-A (Offering File Number: 024-11329) as filed with the SEC of our audit report dated March 31, 2022, with respect to the balance sheets of TriplePulse, Inc. dba TruBrain as of December 31, 2021 and 2020 and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years ended December 31, 2021 and 2020. Our report dated March 31, 2022, relating to those financial statements, includes a going concern paragraph relating to substantial doubt as to TriplePulse, Inc.'s ability to continue as a going concern.

Spokane, Washington

June 10, 2022